CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-26961 and 333-86983) of AGL Resources Inc. of our report dated June 28, 2007 relating to the financial statements and supplemental schedule of the AGL Resources Inc. Retirement Savings Plus Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia

June 29, 2007